FOR IMMEDIATE RELEASE

MD TECHNOLOGIES INC. ANNOUNCES INTENT TO DEREGISTER COMMON STOCK WITH SECURITIES AND EXCHANGE COMMISSION

Baton Rouge, Louisiana, April 27, 2007 - MD Technologies Inc (OTCBB: MDTO) announced today that it intends to voluntarily deregister its common stock on or about May 9, 2007, by filing a Form 15 with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

"We decided to deregister the Company's stock after careful consideration of the advantages and disadvantages of being a public company in today's market" states William D. Eglin, the Company's President and CEO. "Management and our Board believe that the demands and costs of continued registration negate the benefits of remaining as a public company. The Company's revenue growth of 370% in 2006 has solidified the Company's status as one of the fastest growing and most dynamic companies in our industry. However, since becoming public in 2003, the costs and administrative burdens from the Sarbanes-Oxley Act and other SEC requirements has caused us to reconsider what is the best avenue to enhance value for our shareholders. The Company expects to realize significant savings in legal and accounting expenses from deregistration, while also enabling management to focus more on continued growth and expansion."

Upon the filing of the Form 15, the Company's obligation to file certain reports with the SEC, including Forms 10-KSB, 10-QSB, 8K, and others will immediately be suspended. The Company expects the deregistration of its common stock to become effective 90 days or sooner following the date of filing of the Form 15 with the SEC. As a result of the deregistration, the Company's shares will no longer be quoted on the OTC Bulletin Board maintained by the NASD and the shares may or may not continue to be quoted on the Pink Sheets after it de-lists.

MD Technologies intends to update its stockholders with information about the company through mailings and postings on its Web site at www.mdtechnologies.com.

MD Technologies Inc. (www.mdtechnologies.com), headquartered in Baton Rouge, La., is a provider of healthcare technology and service solutions to physician practices. The company delivers products and services to a diverse client base of over 500 physicians in 11 states throughout the nation. MD Technologies' key product line is Medtopia, a suite of Internet-based business applications and services designed for the healthcare industry.

For further information, please contact:

William C. Ellison

General Counsel

MD Technologies Inc.

620 Florida St., Suite 200

Baton Rouge, LA 70801

225 343-7169

This news release contains forward-looking statements, which involve risks and uncertainties. The Company's actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company's future performance, see the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2005 and its Quarterly Report on Form 10-Q for the Third quarter of 2006.

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